EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the use in this Registration Statement of Electro Energy, Inc. and Subsidiary on Form SB-2 of our report dated April 17, 2004, except for Note 13[B] and 13[C], as to which the date is June 9, 2004, and Note 13[D], as to which the date is July 15, 2004, relating to the consolidated financial statements of Electro Energy, Inc. and Subsidiary, appearing in the Prospectus, which is a part of such Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ Marcum & Kliegman LLP
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New York, New York
December 3, 2004